EXHIBIT 99.1

For Immediate Release: March 20, 2018
Media Contacts:

Jennifer Nahas
Griffin Capital Company, LLC
jnahas@griffincapital.com
Office Phone: 949-270-9332

Joseph Kuo / Julius Buchanan
Haven Tower Group LLC
jkuo@haventower.com or jbuchanan@haventower.com
424-652-6520 ext. 101 or ext. 114

Griffin Capital Essential Asset REIT Reports
2017 Results

-Continues History of Strong Balance Sheet Fundamentals-

EL SEGUNDO, Calif. (March 20, 2018) - Griffin Capital Essential Asset REIT, Inc. (the “REIT”) announced its operating results for the year ended December 31, 2017.
“We are proud of our 2017 results,” said Kevin Shields, Chairman and CEO of the REIT. “As we remain focused on our goals of delivering stable income and long-term capital appreciation through focused acquisitions and dispositions, along with our disciplined management of top properties in fast-growing metropolitan markets, we believe the REIT remains positively positioned for the future.”
As of December 31, 2017, the REIT’s portfolio(1) consisted of 73 assets encompassing approximately 18.2 million rentable square feet of space in 20 states.
Highlights and Accomplishments in 2017 and Results as of December 31, 2017:

Portfolio Overview

•	The total capitalization of our portfolio as of December 31, 2017 was $3.2 billion(2).

•	Our weighted average remaining lease term was approximately 6.5 years with average annual rent increases of approximately 2.1%.

•
Approximately 64.8% of our portfolio’s net rental revenue(3) was generated by properties leased to tenants and/or guarantors with investment grade credit ratings or whose non-guarantor parent companies have investment grade credit ratings(4).

•
We executed new and renewal leases totaling 216,324 and 597,878 square feet, respectively, for the year ended December 31, 2017, including execution of a new 162-month lease with Consolidated Container Co. for 51,850 square feet in Atlanta, GA during the quarter ended December 31, 2017.

•
On October 19, 2017, we sold the One Century Plaza property located in Nashville, Tennessee for total proceeds of $100.0 million, less closing costs and other closing credits. The carrying value of the property on the closing date was approximately $67.9 million. Upon the sale of the property, we recognized a gain of approximately $32.1 million.

•
On November 20, 2017, we sold the DreamWorks Animation Headquarters located in Glendale (Los Angeles), California for total proceeds of $290.0 million, less closing costs and other closing credits. The carrying value of the property on the closing date was approximately $210.1 million. Upon the sale of the property, we recognized a gain of approximately $79.9 million. Proceeds from the sale will be used to execute a series of 1031 exchanges to defer the taxable gain.

•
On November 30, 2017, we acquired one property located in Fort Mill (Charleston), SC for approximately $130.0 million. The property is leased on an absolute-net basis in its entirety to LPL Holdings, Inc. The acquisition of the property serves as a replacement property for the 1031 exchange related to the sale of the DreamWorks Animation Headquarters.

Financial Results

•	Total revenue was $346.5 million for the year ended December 31, 2017, compared to $344.3 million for the year ended December 31, 2016.

•
Net income attributable to common stockholders was $140.7 million or $0.81 per basic and diluted share for the year ended December 31, 2017, compared to $25.3 million or $0.14 per basic and diluted share for the year ended December 31, 2016. The increase was primarily due to the sale of two properties, One Century Plaza and DreamWorks Animation Headquarters, for a gain on sale of approximately $112 million.

•	The ratio of debt to total real estate acquisition value as of December 31, 2017 was 49.3%(1).

Non-GAAP Measures

•
Modified funds from operations, or MFFO, as defined by the Investment Program Association (IPA), was approximately $148.7 million for the year ended December 31, 2017, compared to approximately $149.9 million for the same period in 2016. Funds from operations, or FFO, was approximately $157.2 million and $159.5 million for the years ended December 31, 2017 and 2016, respectively. Please see the financial reconciliation tables and notes at the end of this release for more information regarding MFFO and FFO.

•
Our Adjusted EBITDA, as defined per our credit facility agreement, was approximately $225.5 million for the year ended December 31, 2017 with a fixed charge and interest coverage ratio of 3.93 and 4.43, respectively (3.49 and 3.94 for the quarter ended December 31, 2017). Please see the financial reconciliation tables and notes at the end of this release for more information regarding adjusted EBITDA and related ratios.

Subsequent Events

•
On March 13, 2018, we acquired a distribution warehouse consisting of approximately 605,412 square feet located in Lakeland, Florida. The property is currently leased in its entirety to Quaker Sales & Distribution, Inc., a wholly-owned subsidiary of PepsiCo, Inc. The purchase price for the property was $59.6 million, plus closing costs. The acquisition of the property serves as a replacement property for the 1031 exchange related to the sale of the DreamWorks Animation Headquarters.

About Griffin Capital Essential Asset REIT
Griffin Capital Essential Asset REIT, Inc. is a publicly-registered, non-traded REIT with a portfolio, as of December 31, 2017, of 73 office and industrial properties totaling 18.2 million rentable square feet, located in 20 states, representing total REIT capitalization of approximately $3.2 billion. Griffin Capital Essential Asset REIT, Inc. is one of several REITs sponsored or co-sponsored by Griffin Capital Company, LLC ("Griffin Capital").

About Griffin Capital Company, LLC
Griffin Capital is a leading alternative investment asset manager with approximately $9.8 billion* in assets under management. Founded in 1995, the privately-held firm is led by a seasoned team of senior executives with more than two decades of investment and real estate experience and who collectively have executed more than 650 transactions valued at over $22 billion. Additional information is available at www.griffincapital.com.
* As of December 31, 2017.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the REIT’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. This is neither an offer nor a solicitation to purchase securities.

______________________________
1 Excludes the property information related to the acquisition of an 80% ownership interest in a joint venture with affiliates of Digital Realty Trust, L.P.

2 Total capitalization includes the outstanding debt balance plus total equity raised and issued, including operating partnership units, net of redemptions.
3 Net rent is based on (a) the contractual base rental payments assuming the lease requires the tenant to reimburse us for certain operating expenses or the property is self-managed by the tenant and the tenant is responsible for all, or substantially all, of the operating expenses; or (b) contractual rent payments less certain operating expenses that are our responsibility for the 12-month period subsequent to December 31, 2017 and includes assumptions that may not be indicative of the actual future performance of a property, including the assumption that the tenant will perform its obligations under its lease agreement during the next 12 months.
4 Approximately 64.8% of our portfolio's net rental revenue was generated by properties leased to tenants and/or guarantors or whose non-guarantor parent companies have investment grade ratings or what management believes are generally equivalent ratings. Of the 64.8% investment grade tenant ratings, 55.5% is from a Nationally Recognized Statistical Rating Organization (NRSRO) credit rating, with the remaining 9.3% being from a non-NRSRO, but having a rating that we believe is generally equivalent to an NRSRO investment grade rating. Bloomberg’s default risk rating is an example of a non-NRSRO rating.

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited; in thousands)

	December 31,
	2017	2016
ASSETS
Cash and cash equivalents	$40,735	$43,442
Restricted cash	174,132	13,420
Real Estate:
Land	342,021	374,557
Building and improvements	2,024,865	2,102,785
Tenant origination and absorption cost	495,364	541,646
Construction in progress	7,078	5,401
Total Real Estate	2,869,328	3,024,389
Less: accumulated depreciation and amortization	(426,752)	(338,552)
Total Real Estate, net	2,442,576	2,685,837
Investments in unconsolidated entities	37,114	46,313
Intangible assets, net	18,269	29,048
Deferred rent	46,591	43,900
Deferred leasing costs, net	19,755	14,139
Other assets	24,238	18,704
Total assets	$2,803,410	$2,894,803
LIABILITIES AND EQUITY
Debt:
Mortgage payable	$666,920	$343,461
Term loan	711,697	710,489
Revolver loan	7,467	393,585
Total debt	1,386,084	1,447,535
Restricted reserves	8,701	9,437
Redemptions payable	20,382	11,565
Distributions payable	6,409	6,377
Due to affiliates	3,545	2,719
Below market leases, net	23,581	31,636
Accrued expenses and other liabilities	64,133	65,005
Total liabilities	1,512,835	1,574,274
Commitments and contingencies (Note 11)
Noncontrolling interests subject to redemption, 531,000 units eligible towards redemption as of December 31, 2017 and December 31, 2016	4,887	4,887
Common stock subject to redemption	33,877	92,058
Stockholders' equity:
Common Stock, $0.001 par value; 700,000,000 shares authorized; 170,906,111 and 176,032,871 shares outstanding, as of December 31, 2017 and December 31, 2016, respectively	171	176
Additional paid-in-capital	1,561,694	1,561,516
Cumulative distributions	(454,526)	(333,829)
Accumulated income (deficit)	110,907	(29,750)
Accumulated other comprehensive income (loss)	2,460	(4,643)
Total stockholders' equity	1,220,706	1,193,470
Noncontrolling interests	31,105	30,114
Total equity	1,251,811	1,223,584
Total liabilities and equity	$2,803,410	$2,894,803

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; in thousands, except share and per share amounts)

	Year Ended December 31,
	2017	2016	2015
Revenue:
Rental income	$257,465	$267,654	$226,174
Lease termination income	14,604	1,211	8,974
Property expense recoveries	74,421	75,409	57,705
Total revenue	346,490	344,274	292,853
Expenses:
Asset management fees to affiliates	23,499	23,530	19,389
Property management fees to affiliates	9,782	9,740	7,622
Property operating expense	50,349	50,946	40,682
Property tax expense	44,980	45,789	34,733
Acquisition fees and expenses to non-affiliates	—	541	2,730
Acquisition fees and expenses to affiliates	—	1,239	32,245
General and administrative expenses	7,891	6,584	5,987
Corporate operating expenses to affiliates	2,652	1,525	1,608
Depreciation and amortization	116,583	130,849	112,748
Impairment provision	8,460	—	—
Total expenses	264,196	270,743	257,744
Income before other income and (expenses)	82,294	73,531	35,109
Other income (expenses):
Interest expense	(51,015)	(48,850)	(33,402)
Other income	537	2,848	1,576
Loss from investment in unconsolidated entities	(2,065)	(1,640)	(1,475)
Gain on acquisition of unconsolidated entity	—	666	—
Gain from disposition of assets	116,382	—	13,813
Net income	146,133	26,555	15,621
Distributions to redeemable preferred unit holders	—	—	(9,245)
Preferred units redemption premium	—	—	(9,905)
Less: Net income attributable to noncontrolling interests	(5,120)	(912)	138
Net income attributable to controlling interest	141,013	25,643	(3,391)
Distributions to redeemable noncontrolling interests attributable to common stockholders	(356)	(358)	(359)
Net income attributable to common stockholders	$140,657	$25,285	$(3,750)
Net income attributable to common stockholders per share, basic and diluted	$0.81	$0.14	$(0.02)
Weighted average number of common shares outstanding, basic and diluted	173,923,077	175,481,629	155,059,231

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
Funds from Operations and Modified Funds from Operations
(Unaudited)

Our management believes that historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient. Additionally, publicly registered, non-listed REITs typically have a significant amount of acquisition activity and are substantially more dynamic during their initial years of investment and operation. While other start-up entities may also experience significant acquisition activity during their initial years, we believe that non-listed REITs are unique in that they have a limited life with targeted exit strategies within a relatively limited time frame after the acquisition activity ceases. Our board of directors is in the process of determining whether it is appropriate for us to achieve a liquidity event (i.e., listing of our shares of common stock on a national securities exchange, a merger or sale, the sale of all or substantially all of our assets, or another similar transaction). We do not intend to continuously purchase assets and intend to have a limited life. The decision whether to engage in any liquidity event is in the sole discretion of our board of directors.
Management is responsible for managing interest rate, hedge and foreign exchange risk. To achieve our objectives, we may borrow at fixed rates or variable rates. In order to mitigate our interest rate risk on certain financial instruments, if any, we may enter into interest rate cap agreements or other hedge instruments and in order to mitigate our risk to foreign currency exposure, if any, we may enter into foreign currency hedges. We view fair value adjustments of derivatives, impairment charges and gains and losses from dispositions of assets as non-recurring items or items which are unrealized and may not ultimately be realized, and which are not reflective of on-going operations and are therefore typically adjusted for when assessing operating performance.
In order to provide a more complete understanding of the operating performance of a REIT, the National Association of Real Estate Investment Trusts (“NAREIT”) promulgated a measure known as FFO. FFO is defined as net income or loss computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, and gains and losses from sales of depreciable operating property, adding back asset impairment write-downs, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), and after adjustment for unconsolidated partnerships, joint ventures and preferred distributions. Because FFO calculations exclude such items as depreciation and amortization of real estate assets and gains and losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), they facilitate comparisons of operating performance between periods and between other REITs. As a result, we believe that the use of FFO, together with the required GAAP presentations, provides a more complete understanding of our performance relative to our competitors and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities. It should be noted, however, that other REITs may not define FFO in accordance with the current NAREIT definition or may interpret the current NAREIT definition differently than we do, making comparisons less meaningful.
The IPA issued Practice Guideline 2010-01 (the “IPA MFFO Guideline”) on November 2, 2010, which extended financial measures to include MFFO. In computing MFFO, FFO is adjusted for certain non-operating cash items such as acquisition fees and expenses and certain non-cash items such as straight-line rent, amortization of in-place lease valuations, amortization of discounts and premiums on debt investments, nonrecurring impairments of real estate-related investments, mark-to-market adjustments included in net income (loss), and nonrecurring gains or losses included in net income (loss) from the extinguishment or sale of debt, hedges, foreign exchange, derivatives or securities holdings where trading of such holdings is not a fundamental attribute of the business plan, unrealized gains or losses resulting from consolidation from, or deconsolidation to, equity accounting, and after adjustments for consolidated and unconsolidated partnerships and joint ventures, with such adjustments calculated to reflect MFFO on the same basis.
We adopted the IPA MFFO Guideline as management believes that MFFO is a beneficial indicator of our on-going portfolio performance and ability to sustain our current distribution level. More specifically, MFFO isolates the financial results of the REIT’s operations. MFFO, however, is not considered an appropriate measure of historical earnings as it excludes certain significant costs that are otherwise included in reported earnings. Further, since the measure is based on historical financial information, MFFO for the period presented may not be indicative of future results or our future ability to pay our dividends. By providing FFO and MFFO, we present information that assists investors in aligning their analysis with management’s analysis of long-term operating activities. MFFO also allows for a comparison of the performance of our portfolio with other REITs that are not currently engaging in acquisitions, as well as a comparison of our performance with that of other non-

traded REITs, as MFFO, or an equivalent measure, is routinely reported by non-traded REITs, and we believe often used by analysts and investors for comparison purposes. As explained below, management’s evaluation of our operating performance excludes items considered in the calculation of MFFO based on the following economic considerations:

•
Straight-line rent. Most of our leases provide for periodic minimum rent payment increases throughout the term of the lease. In accordance with GAAP, these periodic minimum rent payment increases during the term of a lease are recorded to rental revenue on a straight-line basis in order to reconcile the difference between accrual and cash basis accounting. As straight-line rent is a GAAP non-cash adjustment and is included in historical earnings, FFO is adjusted for the effect of straight-line rent to arrive at MFFO as a means of determining operating results of our portfolio.

•
Amortization of in-place lease valuation. Acquired in-place leases are valued as above-market or below-market as of the date of acquisition based on the present value of the difference between (a) the contractual amounts to be paid pursuant to the in-place leases and (b) management's estimate of fair market lease rates for the corresponding in-place leases over a period equal to the remaining non-cancelable term of the lease for above-market leases. The above-market and below-market lease values are capitalized as intangible lease assets or liabilities and amortized as an adjustment to rental income over the remaining terms of the respective leases. As this item is a non-cash adjustment and is included in historical earnings, FFO is adjusted for the effect of the amortization of in-place lease valuation to arrive at MFFO as a means of determining operating results of our portfolio.

•
Acquisition-related costs. We were organized primarily with the purpose of acquiring or investing in income-producing real property in order to generate operational income and cash flow that will allow us to provide regular cash distributions to our stockholders. In the process, we incur non-reimbursable affiliated and non-affiliated acquisition-related costs, which in accordance with GAAP are capitalized and included as part of the relative fair value when the property acquisition meets the definition of an asset acquisition or are expensed as incurred and are included in the determination of income (loss) from operations and net income (loss), for property acquisitions accounted for as a business combination. These costs have been funded with cash proceeds from our Public Offerings or included as a component of the amount borrowed to acquire such real estate. If we acquire a property after all offering proceeds from our Public Offerings have been invested, there will not be any offering proceeds to pay the corresponding acquisition-related costs. Accordingly, unless our Advisor determines to waive the payment of any then-outstanding acquisition-related costs otherwise payable to our Advisor, such costs will be paid from additional debt, operational earnings or cash flow, net proceeds from the sale of properties, or ancillary cash flows. In evaluating the performance of our portfolio over time, management employs business models and analyses that differentiate the costs to acquire investments from the investments’ revenues and expenses. Acquisition-related costs may negatively affect our operating results, cash flows from operating activities and cash available to fund distributions during periods in which properties are acquired, as the proceeds to fund these costs would otherwise be invested in other real estate related assets. By excluding acquisition-related costs, MFFO may not provide an accurate indicator of our operating performance during periods in which acquisitions are made. However, it can provide an indication of our on-going ability to generate cash flow from operations and continue as a going concern after we cease to acquire properties on a frequent and regular basis, which can be compared to the MFFO of other non-listed REITs that have completed their acquisition activity and have similar operating characteristics to ours. Management believes that excluding these costs from MFFO provides investors with supplemental performance information that is consistent with the performance models and analyses used by management.

•
Financed termination fee, net of payments received. We believe that a fee received from a tenant for terminating a lease is appropriately included as a component of rental revenue and therefore included in MFFO. If, however, the termination fee is to be paid over time, we believe the recognition of such termination fee into income should not be included in MFFO. Alternatively, we believe that the periodic amount paid by the tenant in subsequent periods to satisfy the termination fee obligation should be included in MFFO.

•
Gain or loss from the extinguishment of debt. We use debt as a partial source of capital to acquire properties in our portfolio. As a term of obtaining this debt, we will pay financing costs to the respective lender. Financing costs are presented on the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts and amortized into interest expense on a straight-line basis over the term of the debt. We consider the amortization expense to be a component of operations if the debt was used to acquire properties. From time to time, we may cancel certain debt obligations and replace these canceled debt obligations with new debt at more favorable terms to us. In doing so, we are required to write off the remaining capitalized financing costs associated with the canceled debt, which we consider to be a cost, or loss, on extinguishing such debt. Management believes that this loss is considered an event not associated with our operations, and therefore, deems this write off to be an exclusion from MFFO.

•
Unrealized gains (losses) on derivative instruments. These adjustments include unrealized gains (losses) from mark-to-market adjustments on interest rate swaps and losses due to hedge ineffectiveness.  The change in the fair value of interest rate swaps not designated as a hedge and the change in the fair value of the ineffective portion of interest rate swaps are non-cash adjustments recognized directly in earnings and are included in interest expense.  We have excluded these adjustments in our calculation of MFFO to more appropriately reflect the economic impact of our interest rate swap agreements.

For all of these reasons, we believe the non-GAAP measures of FFO and MFFO, in addition to income (loss) from operations, net income (loss) and cash flows from operating activities, as defined by GAAP, are helpful supplemental performance measures and useful to investors in evaluating the performance of our real estate portfolio. However, a material limitation associated with FFO and MFFO is that they are not indicative of our cash available to fund distributions since other uses of cash, such as capital expenditures at our properties and principal payments of debt, are not deducted when calculating FFO and MFFO. Additionally, MFFO has limitations as a performance measure in an offering such as ours where the price of a share of common stock is a stated value. The use of MFFO as a measure of long-term operating performance on value is also limited if we do not continue to operate under our current business plan as noted above. MFFO is useful in assisting management and investors in assessing our on-going ability to generate cash flow from operations and continue as a going concern as our Public Offerings have been completed and our portfolio is in place. Further, we believe MFFO is useful in comparing the sustainability of our operating performance as our Public Offerings have been completed and we expect our acquisition activity over the near term to be less vigorous, with the sustainability of the operating performance of other real estate companies that are not as involved in acquisition activities. However, MFFO is not a useful measure in evaluating NAV because impairments are taken into account in determining NAV but not in determining MFFO. Therefore, FFO and MFFO should not be viewed as more prominent measures of performance than income (loss) from operations, net income (loss) or to cash flows from operating activities and each should be reviewed in connection with GAAP measurements.
Neither the SEC, NAREIT, nor any other applicable regulatory body has opined on the acceptability of the adjustments contemplated to adjust FFO in order to calculate MFFO and its use as a non-GAAP performance measure. In the future, the SEC or NAREIT may decide to standardize the allowable exclusions across the REIT industry, and we may have to adjust the calculation and characterization of this non-GAAP measure.

Our calculation of FFO and MFFO is presented in the following table for the years ended December 31, 2017, 2016 and 2015 (in thousands):

	Year Ended December 31,
	2017	2016	2015
Net income	$146,133	$26,555	15,621
Adjustments:
Depreciation of building and improvements	55,982	56,707	43,320
Amortization of leasing costs and intangibles	60,573	74,114	69,400
Impairment provision	8,460	—	—
Equity interest of depreciation of building and improvements - unconsolidated entities	2,496	2,486	2,472
Equity interest of amortization of intangible assets - unconsolidated entities	4,674	4,751	4,799
Gain from sale of depreciable operating property	(116,382)	—	(13,813)
Gain on acquisition of unconsolidated entity	—	(666)	—
FFO	$161,936	$163,947	$121,799
Distributions to redeemable preferred unit holders	—	—	(9,245)
Distributions to noncontrolling interests	(4,737)	(4,493)	(3,518)
Preferred units redemption premium	—	—	(9,905)
FFO, adjusted for redeemable preferred and noncontrolling interest distributions	$157,199	$159,454	$99,131
Reconciliation of FFO to MFFO:
Adjusted FFO	$157,199	$159,454	$99,131
Adjustments:
Acquisition fees and expenses to non-affiliates	—	541	2,730
Acquisition fees and expenses to affiliates	—	1,239	32,245
Revenues in excess of cash received (straight-line rents)	(11,372)	(14,751)	(13,792)
Amortization of above/(below) market rent	1,689	3,287	(3,785)
Amortization of debt premium/(discount)	(414)	(1,096)	—
Amortization of ground leasehold interests (below market)	28	28	28
Amortization of deferred revenue	—	(1,228)	—
Revenues in excess of cash received	(12,845)	(1,202)	(2,078)
Financed termination fee payments received	11,783	1,322	1,061
Loss on extinguishment of debt - write-off of deferred financing costs	—	—	1,367
Equity interest of revenues in excess of cash received (straight-line rents) - unconsolidated entities	(311)	(735)	(1,155)
Unrealized (gain) loss on derivatives	(28)	49	—
Equity interest of amortization of above/(below) market rent - unconsolidated entities	2,968	2,984	3,000
Preferred units redemption premium	—	—	9,905
MFFO	$148,697	$149,892	$128,657

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
Adjusted EBITDA
(Unaudited; in thousands)

	Three Months Ended December 31,		Year Ended December 31,
ADJUSTED EBITDA(1):	2017	2016	2017	2016

Net income	$113,222	$457	$146,133	$26,555
Depreciation and amortization	27,800	33,945	116,583	130,849
Interest expense	13,020	11,835	48,572	47,250
Amortization - Deferred financing costs	756	692	2,858	2,696
Amortization - Debt premium	8	(926)	(414)	(1,096)
Amortization - In-place lease	379	1,068	1,689	3,287
Income taxes	230	278	1,944	1,076
Asset management fees	5,713	5,931	23,499	23,530
Property management fees	2,263	2,576	9,782	9,740
Acquisition fees and expenses	—	—	—	1,780
Deferred rent	(2,864)	(2,888)	(11,372)	(14,751)
Extraordinary Losses or Gains:
Reserve Write off	—	—	—	(900)
Gain on disposition	(112,089)	—	(116,382)	—
Termination fee	—	—	(12,845)	—
Loss on Impairment	2,785	—	8,460	—
Gain from stepping up basis	—	—	—	(666)
Equity percentage of net (income) loss for the Parent’s non-wholly owned direct and indirect subsidiaries	554	437	2,065	1,640
Equity percentage of EBITDA for the Parent’s non-wholly owned direct and indirect subsidiaries	2,140	2,247	8,622	8,844
	53,917	55,652	229,194	239,834
Less: Capital reserves	(889)	(923)	(3,658)	(3,673)
Adjusted EBITDA (per credit facility)	$53,028	$54,729	$225,536	$236,161

Principal paid and due	$1,741	$1,053	$6,491	$4,392
Interest expense	13,463	12,361	50,911	49,324
	$15,204	$13,414	$57,402	$53,716

Interest Coverage Ratio(2)	3.94	4.43	4.43	4.79
Fixed Charge Coverage Ratio(3)	3.49	4.08	3.93	4.40

(1)
Adjusted EBITDA, as defined in our credit facility agreement, is calculated as net income before interest, taxes, depreciation and amortization (EBITDA), plus acquisition fees and expenses, asset and property management fees, straight-line rents and in-place lease amortization for the period, further adjusted for acquisitions that have closed during the quarter and certain reserves for capital expenditures.

(2)	Interest coverage is the ratio of interest expense as if the corresponding debt was in place at the beginning of the period to adjusted EBITDA.

(3)
Fixed charge coverage is the ratio of principal amortization for the period plus interest expense as if the corresponding debt were in place at the beginning of the period plus preferred unit distributions as if in place at the beginning of the period over adjusted EBITDA.